UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 17, 2018
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01.	Other Events.

On Friday morning, September 14, 2018, Hurricane Florence made landfall near Wilmington, NC, on as a Category 1 hurricane and then moved slowly into South Carolina as a Tropical Storm.  FedNat Holding Company (the “Company”) has two insurance subsidiaries: FedNat Insurance Company (“FedNat”) and Monarch National Insurance Company (“Monarch National”). FedNat writes a small book of homeowners’ insurance in South Carolina, but has no exposure in North Carolina. Monarch National has no exposure to Hurricane Florence as they currently write homeowners’ insurance only in Florida. The Company has deployed the appropriate resources to the affected areas to best serve our policyholders in their time of need.

FedNat currently estimates that its aggregate gross liabilities as a result of Hurricane Florence, which will be paid out in the coming months, will be $4 million based on preliminary post land fall catastrophe model estimates. This estimate is well within our current non-Florida property catastrophe excess of loss first event reinsurance retention of $15 million. Further, any aggregate gross liabilities from Hurricane Florence will be reduced by 50% after taking into account the profit sharing agreement that FedNat has with the nonaffiliated managing general underwriter that writes our non-Florida property business thereby decreasing FedNat's estimated exposure to $2 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: September 17, 2018	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)